Exhibit 10.2

TRANSATLANTIC HOLDINGS, INC.

SENIOR PARTNERS PLAN

1.        PURPOSE

          The Compensation Committee of the Board of Directors (the “Committee”) of Transatlantic Holdings, Inc. (“TRH”) has determined that certain key employees of TRH and its subsidiaries (together, the “Employer”) contribute substantially to the long-term growth and profitability of TRH. TRH has created this TRH Senior Partners Plan (this “Plan”) to reward these individuals and to provide incentives for their continued contribution to the long-term performance of TRH.

2.        PERFORMANCE PERIODS

          This Plan will operate for successive overlapping three-year periods (each, a “Performance Period”). The first Performance Period will be from January 1, 2006 through December 31, 2008. The second Performance Period will be from January 1, 2007 through December 31, 2009. Thereafter, each Performance Period will be for successive three calendar-year periods until the Plan is terminated by the Committee.

3.        PERFORMANCE RSUS AND PARTICIPANTS

          A. PERFORMANCE RSUS. Performance-based Restricted Stock Units awarded pursuant to this Plan (“Performance RSUs”) will provide holders the opportunity to earn shares of Common Stock of TRH (“Shares”) based on the growth in TRH’s Book Value per Share during the Performance Period to which the Performance RSUs relate.

          B. PARTICIPANTS. The Committee will, from time to time, determine (1) the key employees of the Employer who will be awarded Performance RSUs under this Plan (the “Participants”), (2) the number of Performance RSUs awarded to each Participant and (3) the Performance Period to which the Performance RSUs relate.

          C. STATUS OF PERFORMANCE RSUS. Performance RSUs awarded pursuant to this plan are issued under the TRH 2003 Stock Incentive Plan or any successor plan, as amended from time to time (the “SIP”). Each Performance RSU constitutes an unfunded and unsecured promise of TRH to deliver (or cause to be delivered) one Share at the relevant delivery date. Until such delivery, a holder of Performance RSUs will have only the rights of a general unsecured creditor and no rights as a shareholder of TRH. TRH may, at its option deliver cash in lieu of Shares otherwise deliverable under earned Performance RSUs. References in this Plan to Shares include cash in lieu thereof.

4.        PERFORMANCE TARGETS AND EARNED RSUS

          A. PERFORMANCE TARGETS. The Committee will, from time to time, determine the “Target”, “Threshold” and “Maximum” performance targets for each Performance Period, based on Growth in Book Value per Share over the Performance Period or based on one or more of the other Performance Objectives as set forth in the SIP.

          B. EARNED PERFORMANCE RSUS. At the end of each Performance Period, the Committee will determine the number of Performance RSUs earned for the Performance Period. Subject to the conditions of this Plan, the number of Performance RSUs earned for a Performance Period will be determined as follows:

GROWTH IN BOOK VALUE PER SHARE FOR THE PERFORMANCE PERIOD	PERCENTAGE OF PERFORMANCE RSUS EARNED

Performance less than Threshold	0%
Performance at least Threshold	25%
Performance at Target	100%
Performance at or above Maximum	200%

          The percentage of Performance RSUs earned for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis.

          C. DEFINITIONS.

                         (1) “Growth in Book Value per Share” means, for any Performance Period, the compounded annual growth rate in Book Value Per Share measured at the end of the third year of the Performance Period over the Book Value Per Share measured at the end of the year prior to the beginning of the Performance Period.

                         (2) “Book Value per Share” means, for any year, Book Value per Share of TRH common stock calculated on a consolidated basis in accordance with U.S. Generally Accepted Accounting Principles (a) without giving effect to (i) the effect of Statement of Financial Accounting Standards No. (“SFAS”) 115 on investments, (ii) the cumulative effect of changes in accounting treatment during the relevant periods, net of tax, (iii) the cumulative effect of changes in tax laws during the relevant periods, (iv) SFAS 133 gains and losses, excluding realized capital gains or losses, net of tax or (v) extraordinary items related to acquisition, restructuring and related charges, net of tax; (b) with adjustments for any stock split or stock dividend during the relevant period and (c) with adjustments in the case of acquisitions to equalize the effect of acquisitions for cash and acquisitions for TRH common stock.

          D. PARTNERS PLAN CONDITION. Notwithstanding Section 4A, the Growth in Book Value per Share of a Performance Period will be zero if the conditions are not satisfied for the funding threshold of the TRH Partners Plan for the period beginning with the same year as the Performance Period. The Committee will, from time to time, designate the TRH Partners Plan and the funding threshold condition that will apply for this Section 4D.

5.         VESTING OF EARNED PERFORMANCE RSUS

          A. GENERAL. Earned Performance RSUs will vest in two equal installments promptly after the fourth and sixth anniversaries of the first day of the Performance Period to which the Performance RSUs relate (each a “Scheduled Vesting Date”). Except as provided in Sections 5B, 6 and 7A, if a Participant’s employment with the Employer is terminated for any reason, the Participant’s rights in respect of any Performance RSUs that would vest on a future Scheduled Vesting Date will be forfeited and terminate.

          B. DEATH, DISABILITY OR RETIREMENT AFTER AGE 65. If a Participant dies, becomes subject to permanent disability or retires at or after age 65, in each case while actively employed by the Employer, any outstanding earned Performance RSUs will vest. For this purpose “permanent disability” has the meaning defined in the American International Group, Inc. Long-Term Insurance Policy (applicable to TRH employees) as in effect on the relevant date (or, if none, will be determined by the Committee in its sole discretion).

          C. DELAY OF VESTING. Participants may, in the Committee’s sole discretion, be permitted to elect to defer vesting of Performance RSUs under a separate TRH deferral program in accordance with Section 409A of the Internal Revenue Code (the “Code”). In addition, the Committee may, in its sole discretion, determine to defer vesting of Performance RSUs in accordance with Section 409A of the Code.

6.         VESTING DURING A PERFORMANCE PERIOD

          A. GENERAL. Except as provided in Section 6B, if a Participant’s employment with the Employer is terminated for any reason during a Performance Period, all of the Participant’s Performance RSUs relating to the Performance Period will be forfeited and terminate.

          B. DEATH, DISABILITY OR RETIREMENT AFTER AGE 65. If a Participant dies, becomes subject to permanent disability or retires at or after age 65 during a Performance Period, in each case while actively employed by the Employer, the Participant will be eligible to receive a pro-rated amount (based upon the number of whole or partial months the Participant was employed during the Performance Period relative to 36 months) of the Performance RSUs earned for such Performance Period based on TRH’s performance during the entire Performance Period.

7.        ADMINISTRATION OF THIS PLAN

          A. GENERAL. This Plan will be administered by the Committee. Actions of the Committee may be taken by the vote of a majority of its members. The Committee will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with its administration, all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. The Committee will have the power to decrease the number of a Participants’ Performance RSUs that are earned for a Performance Period.

          B. NON-UNIFORM DETERMINATIONS. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Performance RSUs under this Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to (1) the persons to become Participants and (2) whether a Participant’s employment with the Employer has been terminated for purposes of this Plan.

          C. AMENDMENTS. The Committee will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants.

          D. NO LIABILITY. No member of the Board of Directors of TRH or the Committee or any employee of the Employer (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by TRH against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid by such Covered Person, with TRH’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that TRH will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once TRH gives notice of its intent to assume the defense, TRH will have sole control over such defense with counsel of TRH’s choice. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under TRH’s Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that TRH may have to indemnify such persons or hold them harmless.

          E. ADJUSTMENTS. The Committee shall adjust equitably outstanding and/or earned Performance RSUs to preserve the benefits or potential benefits intended to be made available to Participants for any change in the TRH common stock resulting from a recapitalization, combination or exchange of shares of TRH common stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of TRH. In addition, the Committee shall recompute the BVPS or other Performance Objective in connection with any restatement of TRH’s financial statements.

8.        GENERAL RULES

          A. SIP. All terms of the SIP shall apply to Performance RSUs. Notwithstanding any other provision existing within this Plan, the Performance RSUs awarded pursuant to this Plan will not exceed any per person per period award limit under the SIP.

          B. ONLY WHOLE RSUS. Only whole Performance RSUs will be earned by Participants. Fractional Performance RSUs that would otherwise be earned with respect to a Performance Period will be rounded down to the nearest whole Performance RSU, and any such fractional Performance RSUs will be forfeited.

          C. NO RIGHTS TO OTHER PAYMENTS. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from TRH or its subsidiaries under any other alternative plans, schemes, arrangements or contracts TRH may have with any employees or group of employees of TRH or its subsidiaries.

          D. NO EFFECT ON BENEFITS. Grants and payments under this Plan will constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Employer or under any agreement with a Participant, unless the Employer specifically provides otherwise.

          E. SECTION 409A PAYMENT DELAY. Notwithstanding any provision to the contrary in this Plan, to the extent any payment to be made to a Participant in connection with the Participant’s termination of service with the Employer would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after a Participant’s termination of service with the Employer (or earlier death or disability (within the meaning of Section 409A of the Code)).

          F. SEVERABILITY. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

          G. ENTIRE AGREEMENT. This Plan contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

          H. WAIVER OF CLAIMS. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an award of Performance RSUs he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any Performance RSUs hereunder, he or she expressly waives any right to contest the amount of any Performance RSUs, the terms of this Plan, any determination, action or omission hereunder by the Committee or TRH or any amendment to this Plan.

          I. NO THIRD PARTY BENEFICIARIES. Except as expressly provided therein, this Plan will not confer on any person other than TRH and the Participant any rights or remedies there under. The exculpation and indemnification provisions of Section 7D will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

          J. TRH’S SUCCESSORS AND ASSIGNS. The terms of this Plan will be binding upon and inure to the benefit of TRH and its successors and assigns.

          K. RIGHT OF OFFSET. TRH will have the right to offset against the obligation to pay an amount to any Participant, any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans or amounts repayable to it pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Employer.

          L. NONASSIGNABILITY. The Performance RSUs will not be assignable, transferable, pledged, hedged or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of the provisions of this Section 8L will be null and void and any Performance RSUs that are hedged in any manner will immediately be forfeited.

          M. RIGHT TO DISCHARGE. Nothing contained in this Plan or in any award of Performance RSUs will confer on any Participant any right to be continued in the employ of the Employer or to be included in any future plans of a similar nature.

          N. CONSENT. If the Committee will at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the awarding, earning or vesting of any Performance RSUs, the delivery of Shares in respect thereof or the payment of any amount under this Plan, or the taking of any other action there under (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.

          The term “consent” as used in this paragraph includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.

          O. SUBJECT TO ANY TRH SECTION 162(m) PLAN. TRH has proposed and had approved by the TRH shareholders the SIP in accordance with Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) (4). This Plan is a sub-plan under the TRH Section 162(m) Plan, whereby performance compensation amounts payable will not be subject to the deduction limitation of Section 162(m) of the Code.

          P. ADOPTION. This plan was adopted on August 15, 2006 by the Committee.

9.       DISPUTES

          A. GOVERNING LAW. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

          B. DISPUTE RESOLUTION AND RELATED PROVISIONS. TRH agrees to the following provisions. By the acceptance of any award of Performance RSUs, each Participant agrees to accept the provisions of this Plan, including, without limitations, the following:

                     (1) ARBITRATION. Subject to the provisions of this Section 9, any dispute, controversy or claim between TRH and a Participant, arising out of or relating to or concerning this Plan or any Performance RSUs will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee.

                    (2) JURISDICTION. TRH and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs that are not otherwise arbitrated or resolved according to Section 9B (1). TRH and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with TRH.

                    (3) WAIVER. TRH and each Participant waive, to the fullest extent permitted by applicable law, any objection which TRH and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 9B(2). TRH and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs in any forum other than a forum described in Section 9B(2).

                    (4) SERVICE OF PROCESS. Each Participant irrevocably appoints the Secretary of TRH at 70 Pine Street, New York, New York 10270, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Performance RSUs that are not otherwise arbitrated or resolved according to Section 9B (1). The Secretary will promptly advise the Participant of any such service of process.

          C. CONFIDENTIALITY. By the acceptance of any award of Performance RSUs, each Participant agrees to keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

10.     TERM OF PLAN

          This Plan will continue until suspended or terminated by the Committee in its sole discretion. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A of the Code.